                                                                    Exhibit 10.1

                              EMPLOYMENT AGREEMENT

      AGREEMENT made and entered into as of the 1 day of August, 1998, the same to be effective as of April 1, 1998 ("Effective Date"), by and between VINCENT
J. YOUNG, residing at 2 Meadowbrook Road, Katonah, New York 10536 ("Employee") and YOUNG BROADCASTING INC., a Delaware corporation with offices at 599 Lexington Avenue, New York, New York 10022 (the "Company").

                                   WITNESSETH:

      WHEREAS, the Company is in the business of owning and operating television broadcast stations; and

      WHEREAS, the Company desires to employ Employee as its Chairman of the Board of Directors and Chief Executive Officer; and

      WHEREAS, Employee desires to accept such employment, for the period and upon the terms and conditions hereinafter set forth.

      NOW THEREFORE, in consideration of the mutual agreements hereinafter contained, the parties hereto agree as follows:

      1. Employment. The Company hereby employs Employee as its Chairman of the Board of Directors and Chief Executive Officer, and Employee hereby accepts such employment upon the terms and conditions hereinafter set forth.

      2. Term. Subject to the provisions of Sections 8 and 9 below, the term of employment of Employee shall commence on April 1, 1998 and shall continue for a three (3) year period ending
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on March 31, 2001 ("Initial Term"), provided however, that Employee's term of employment shall be automatically renewed for successive three (3) year periods following the expiration of the Initial Term and each subsequent renewal period ("Renewal Term").

      3. Duties and Services. Employee shall devote his full time and best efforts to the business and affairs of the Company and to any parent, subsidiary or affiliate of the Company (collectively, "Affiliates"), all to the best of his ability, experience and talents and as requested or required of him from time to time by the Board of Directors of the Company (the "Board"). Employee's duties shall include overall responsibility for all matters affecting the Company and its Affiliates, subject to the guidelines, goals and plans of the Board. Employee shall report directly to the Board of Directors of the Company. If the Company shall hire any other individual to perform or share the performance of substantially similar responsibilities as Employee, such individual shall report to Employee.

      4. Compensation.

            A. Salary. For all services to be rendered by Employee hereunder, the Company shall pay Employee an annual base salary at the rate specified for Employee in the salary and cash incentive compensation schedule ("Salary and Cash Incentive Compensation Schedule"), a copy of which is attached to this Agreement as Exhibit A and incorporated herein by reference. Employee's annual base salary shall be subject to automatic annual increases at a rate of 5%, commencing on January 1, 1999 and each subsequent January 1 thereafter in the Initial Term and each successive Renewal Term. However, the Board may exercise its sole discretion to increase Employee's annual base salary in any given year by an amount greater than 5%. Under no circumstances will the Company have a right to decrease Employee's annual base salary or to reduce the amount of the annual increase below 5%. The Company shall pay Employee's salary in accordance with the Company's standard payroll practices as in effect from time to time, with appropriate deductions required by applicable laws, rules and regulations.

            B. Bonus Program. Employee shall be eligible to participate in the Annual Incentive Plan ("AIP") maintained by the Company for the benefit of certain executive employees. Employee's eligibility to participate in, and all benefits and obligations under, the AIP shall be subject to, and administered in accordance with, the terms of the AIP, as described in the AIP, a copy of which is attached to this Agreement as Exhibit B and incorporated herein by reference. The Board may exercise its sole discretion to modify the AIP, provided that no modification may decrease the benefits to which Employee would otherwise be entitled thereunder.

            C. Leased Automobile. Employee shall be entitled to a Company-provided leased automobile for personal use, the make and model of which shall be comparable to the Company-provided leased automobile in Employee's possession on the Effective Date of this Agreement. In the event that Employee has no Company-provided leased automobile on the Effective Date, Employee shall be entitled to a Company-provided leased automobile for personal use, the make and model of which shall be mutually agreed upon by the Company and the Employee. Throughout the Initial Term and Renewal Terms, if any, all expenses for routine maintenance, repair and insurance, the Employee's rights and obligations regarding replacement leased automobiles and the tax treatment of the automobile as a fringe benefit to Employee shall be governed by the Company's standard practices, policies and procedures in effect from time to time.

            D. Incentive Stock Option Plan. Employee shall be eligible to participate in the Young Broadcasting, Inc. 1995 Stock Option Plan, as amended from time to time ("Stock Option

Plan"), in accordance with the terms and provisions of the Stock Option Plan, a copy of which is attached to this Agreement as Exhibit C and incorporated herein by reference. Employee's participation in the Stock Option Plan shall be evidenced by a separate agreement executed by Employee and the Company. Upon Employee's exercise of any option(s) or right(s) under the Stock Option Plan with respect to which any Federal, state or local income and employment tax withholding requirements exist, unless the Employee is eligible to and does satisfy the withholding requirements under an agreement (pursuant to Section 16 of the Stock Option Plan) whereby the Company may withhold shares of common stock purchased upon exercise to satisfy such requirements, Employee shall either (1) present evidence satisfactory to Company demonstrating that Employee has remitted to the Internal Revenue Service payment sufficient to satisfy the applicable tax withholding requirements, or (2) make payment to the Company in cash in an amount equal to the income and employment taxes required to be withheld, on the compensation includible in employee's income on account of his exercise of the options(s) or right(s).

            E. Stock Incentive Loan Plan. Employee shall be eligible to continue to participate in the Young Broadcasting, Inc. 1994 Stock Incentive Loan Plan ("Loan Plan") to the extent he is currently participating thereunder, in accordance with the terms and provisions of the Loan Plan, a copy of which is attached to this Agreement as Exhibit D and incorporated herein by reference. Employee's participation in the Loan Plan shall be evidenced by a separate agreement, or promissory note, executed by the Employee and, to the extent required, by the Company.

            F. Loan Forgiveness Program. Employee shall be eligible to continue to participate in the Young Broadcasting, Inc. Loan Forgiveness Program ("Forgiveness Program") to the extent he is currently participating thereunder, in accordance with the terms and provisions of the Forgiveness Program, a copy of which is attached to this Agreement as Exhibit E and incorporated herein by reference. Employee's rights and obligations under the Forgiveness Program shall be subject to, and administered in accordance with, the terms of the Forgiveness Program, as described in the Forgiveness Program document.

      5. Expenses. The Company shall reimburse Employee for all reasonable, ordinary and necessary expenses incurred on behalf of the Company by Employee, within the budgets and guidelines set by the Board from time to time. Employee shall submit to the Company an expense report and all receipts or other verification of expenses to be reimbursed hereunder.

      6. Benefits. Employee shall be entitled to such insurance and retirement plan benefits as are generally available to other senior management employees of the Company, pursuant to Company policy in effect from time to time, such as health insurance, disability and life insurance, and the right to participate in any retirement plans maintained by the Company. Attached as Exhibit F is a copy of the Executive Health Plan, which shall remain in effect during the Initial Term and Renewal Terms, if any.

            In the event that the Employee and his covered dependents lose coverage under the Company's group health plan ("Health Plan"), the Company shall offer Employee the opportunity to continue medical coverage under the Health Plan, as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and shall pay the COBRA premiums, if Employee elects COBRA coverage, for as long as Employee and his dependents are entitled to receive COBRA coverage. The Company shall pay COBRA premiums based on the type of coverage Employee had on the day before the "qualifying event."

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      7. Vacation. Employee shall be entitled to five (5) weeks of paid vacation during each full contract year (April through March) of employment. Vacation shall be taken at such time or times as is approved by the Company. There shall be no payment for unused vacation, nor shall unused vacation be carried over from year to year.

      8. Termination Provisions.

            A. Company's Right to Terminate. Notwithstanding the provisions of
Section 2 above, the Company may terminate the employment of Employee under the following conditions, without the payment of any compensation to Employee, except salary due for the period prior to the date of termination:

                  (1) In the event Employee shall, during the term of this Agreement, become physically or mentally disabled so that he is unable, or can reasonably be expected to be unable, to perform his duties hereunder for a period of ninety (90) consecutive days, or one hundred twenty (120) non-consecutive days within any twelve (12) month period, the Company shall have the right to terminate Employee's employment and his right to receive any compensation for the period following the date of termination, provided that the Company provides the Employee with not less than fifteen (15) days prior written notice of the termination of this Agreement and his employment.

                  (2) In the event of the death of Employee.

                  (3) In the event of a breach by Employee of any of the material provisions of this Agreement or of any of the material obligations of Employee to the Company, whether arising under this Agreement or under general principles of common law, provided that Employee has been provided written notice of such breach, which notice shall describe the breach in reasonable

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detail, and such breach is not cured in the reasonable and good faith judgment of the Board, within fifteen (15) days of the date of the notice.

            B. Company's and Employee's Right to Terminate. Notwithstanding the provisions of Section 2 above, at least 90 days before the end of the Initial Term or any Renewal Term, either party may terminate this Agreement by giving written notice to the other party indicating that the party does not desire to renew the Agreement. In the event that the Company terminates this Agreement under the preceding sentence, in addition to paying Employee all amounts due for the period of time remaining under the then current contract term, the Company shall pay Employee a total amount of severance benefits equal to one (1) month of Employee's annual base salary for each year of Employee's service with the Company or its Affiliates, payment of which shall commence for the first month following the end of the terminated Initial Term or Renewal Term and shall be payable in accordance with the Company's standard payroll practices as in effect from time to time, with appropriate deductions required by applicable laws, rules and regulations. For purposes of calculating the number of months of severance benefits to which Employee may be entitled under this Section 8B, Employee and Company acknowledge and agree that Employee's service with Company or its Affiliates commenced on July 1, 1986. In addition to the amounts due Employee under this Section 8B, Employee shall be permitted to retain the Company-provided leased automobile during the time remaining in the then current contract term (and during the period the Employee receives severance benefits), subject to the Company's standard practices, policies and procedures applicable to the automobile during that contract term.

            C. Employee's Right to Terminate. Employee may terminate this Agreement in the event of a breach by the Company of any of the material provisions of this Agreement;

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provided that Employee gives the Company written notice of the breach, which notice shall describe the breach in reasonable detail, and the breach is not cured in the reasonable and good faith judgment of the Board, within thirty (30) days of the date of the notice.

      9. Change of Control. In the event that the Company undergoes a "Change of Control" during the Initial Term or any Renewal Term, the provisions in this
Section 9 shall become applicable notwithstanding any other provision in this Agreement to the contrary.

            A. For purposes of this Section 9, Change of Control shall be deemed to have occurred if:

                  (1) any "person," including a "group" as determined in accordance with the Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act"), is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30 percent or more of the combined voting power of the Company's then outstanding securities;

                  (2) as a result of, or in connection with, any tender offer or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company;

                  (3) the Company is merged or consolidated with another corporation and as a result of the merger or consolidation less than 70 percent of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former stockholders of the Company, other than (a) affiliates within the meaning of the Exchange Act or (b) any party to the merger or consolidation;

                  (4) a tender offer or exchange offer is made and consummated for the ownership of securities of the Company representing 30 percent or more of the combined voting power of the Company's then outstanding voting securities;

                  (5) the Company transfers substantially all of its assets to another corporation which is not a wholly-owned subsidiary of the Company; or

                  (6) a Change of Control occurs within the meaning of the Company's Indentures of its Senior Credit Facility.

            B. In the event that a Change of Control occurs during the Initial Term or any Renewal Term, the Company shall pay the Employee all amounts due for the period of time remaining under the then current contract term regardless of whether Employee continues to perform services for the Company or the Company requires Employee to vacate the premises and ceases using the Employee's services before the end of the then current contract term.

                  (1) If the Company ceases to use Employee's services specified in Section 3, above, after a Change of Control described in this subsection B, the Company shall pay Employee compensation for the remainder of the then current Initial Term or Renewal Term in an amount equal to the sum of the Employee's base salary under this Agreement for the year in which the Change of Control occurs, plus an annual bonus equal to the greater of (a) the amount Employee would have earned under the AIP for the year in which the Change of Control occurs; or (b) the amount Employee earned under the AIP during the year preceding the Change of Control. In the event the Company requests Employee to vacate the Company's premises for the remainder of the then current Initial Term or Renewal Term, Employee shall have the right to vacate the premises at any time during the ninety (90) day period following the date of the Company's notice to vacate.

                  (2) If Employee continues to perform the services specified in
Section 3, above, for the Company after a Change of Control, the Company shall pay Employee compensation equal to the sum of Employee's base salary as it becomes due under this Agreement, plus an annual bonus equal to the greater of
(a) the bonus employee would have earned under the AIP for the particular fiscal year; or (b) the bonus earned under any new incentive plan adopted by the Company after a Change of Control, but in no event less than the bonus amount Employee received from the Company for the fiscal year preceding the Change of Control.

                  (3) If, after a Change of Control, the Company exercises its right to terminate this Agreement by giving Employee at least 90 days written notice before the end of the then current Initial Term or Renewal Term under
Section 8B above, in addition to paying Employee all amounts due for the period of time remaining under the then current contract term, the Company shall pay Employee a total amount of severance benefits equal to one (1) month of Employee's then current annual base salary for each year of Employee's service with the Company or its Affiliates, using the service commencement date specified in Section 8B. The payment of severance benefits shall commence for the first month following the expiration of the then current contract term and shall be payable in accordance with the Company's standard payroll practices as in effect from time to time, with appropriate deductions required by applicable laws, rules and regulations. Additionally, the Company shall continue to provide Employee with a leased automobile during the period of time remaining under the then current contract term (and during the period the Employee receives severance benefits), subject to the Company's standard practices, policies and procedures applicable to the automobile during that contract term.

            C. If a Change of Control occurs, the Board shall exercise its power and right, under the third paragraph of Section 14 of the Stock Option Plan, to accelerate the exercisability by Employee of any options and rights that Employee has under any agreement between Employee and Company under the Stock Option Plan, so that Employee shall become vested to and immediately entitled to exercise any options and rights with respect to which the exercise dates have not otherwise already occurred.

            D. In the event that the Company pays Employee compensation under this Section 9 that constitutes "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and any regulations thereunder, the Company shall pay Employee additional compensation in an amount which, after withholding all applicable income and employment taxes, is sufficient to satisfy Employee's obligation to pay the applicable excise taxes on the "excess parachute payments."

            E. If, as a result of a Change of Control, the Company requires Employee to change his principal place of business at which he performs services for the Company or otherwise to relocate to another location greater than twenty
(20) miles from the location of the office in which Employee works when the Change of Control occurs, Employee shall have the right to terminate this Agreement by giving the Company 30 days prior written notice, rather than relocating, and the Company shall pay Employee compensation equal to the amount that otherwise would be due for the remainder of the Initial Term or any Renewal Term, as applicable pursuant to Sections 9B(1), (2) and/or (3).

      10. Representations and Warranties. Employee represents and warrants that Employee is not subject to or a party to any agreement, contract, covenant, order or other restriction which in any way prohibits, restricts or impairs Employee's ability to enter into this Agreement and carry out his duties and obligations hereunder. Each party hereto represents and warrants to the other that (i) each has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform fully all of his or its obligations hereunder; and (ii) this Agreement has been duly executed and delivered and constitutes a valid and binding obligation of each party, enforceable in accordance with its terms.

      11. Confidentiality. The parties hereto recognize and agree that due to the complex and competitive nature of the business of the Company and its Affiliates and their respective sophisticated financial, operational and general business affairs, the confidentiality of information concerning the Company and its Affiliates is of critical importance. Employee agrees that due to his duties and position of trust under this Agreement as well as the special, unique and extraordinary nature of his services, Employee will have access to and obtain information concerning the Company and its Affiliates which is confidential and proprietary to the Company and its Affiliates, including but not limited to certain information concerning relationships with industry executives and advisors, business methods and systems, and business, financial and operational plans, policies and directions (collectively, the "Information"), Employee agrees that he will not during, or at any time after the term of this Agreement, directly or indirectly, disclose or use any Information for any reason whatsoever, without the prior written consent of the Board in each instance. The Employee consents and agrees that if he violates any of the provisions of this
Section 11, the Company and its Affiliates would sustain irreparable harm and, therefore, in addition to any other remedies which the Company may have under this Agreement or otherwise, the Company shall be entitled to apply to any court of competent jurisdiction for an injunction restraining Employee or any third party from committing or continuing any such violation (or participating therein) of this Agreement, and the Employee shall not object to any such application.

      12. Non-Competition.

                  A. Employee is familiar with the business of Company, the commercial and competitive nature of the industry, and with his extraordinary and unique services and abilities which enable him to seek and obtain similar employment in the broadcast industry. Employee recognizes that the value of Company's business would be injured if Employee obtained comparable employment with any of Company's competitors which own broadcast properties within any of the markets in which the Company owns broadcast properties as of the day on which this Agreement expires/terminates or as of the day before a Change of Control is consummated, whichever is applicable. For purposes of this Section 12A, the day before a Change of Control shall be applicable for determining limitations on broadcast markets if this Agreement terminates as a direct or indirect result of the Change of Control; otherwise, the day before the Agreement expires/terminates shall be the applicable date for these purposes. Employee further recognizes that such injury could not be reasonably or adequately compensated by monetary compensation. For these reasons, upon the expiration/termination of this Agreement under either Section 8 or 9, Employee will not, for a period equal to the number of months for which severance benefits are payable to Employee under either Section 8B or 9B(3), but not more than one (1) year (the "Non-Competition Term"), perform services for any other person or entity in any broadcast market in which Company owns any broadcast properties as of the day on which this Agreement expires/terminates or as of the day before a Change of Control is consummated, whichever is applicable. Nothing in this Section 12 shall prevent Employee from performing services, during the Non-Competition Term, for any person or entity in broadcast markets in which Company owns no broadcast properties as of the day on which this Agreement expires/terminates or as of the day before a Change of Control is consummated, whichever is applicable. Furthermore, this Section 12 shall not prevent Employee from performing services during the Non-Competition Term in broadcast markets in which the acquiring company owns broadcast properties on the day before a Change of Control becomes effective.

            B. During the Non-Competition Term, Employee shall not either directly or indirectly employ, solicit for employment, or advise or recommend to any other person that they employ or solicit for employment, any other employee of Company.

            C. It is understood and agreed that part of the consideration for this non-competition covenant is the employment of Employee by Company and such employment is being made in reliance on this non-competition covenant and the protection it affords from the irreparable injury Company would suffer should Employee compete with or serve a competitor of Company in violation of the provisions of this non-competition covenant. Employee hereby acknowledges and agrees that it is impossible to measure in monetary terms the damages which will accrue to Company by reason of Employee's failure to perform any of his obligations under this non-competition covenant. Accordingly, if Company, or any of its successors or assigns, shall institute an action or proceeding to enforce the provisions of this non-competition covenant, Company shall be entitled to injunctive or other equitable relief, in addition to damages in an action at law, to prevent the failure to perform or other violation of the provisions of this Agreement.

            D. Employee acknowledges that he has carefully read and considered the provisions of this Section 12 and agrees that the restrictions herein contained, including but not limited to the time period and geographical areas of restriction, are fair and reasonable, are common in the broadcast industry, and are reasonably required for the protection of Company. Employee acknowledges that he has had the opportunity to consult with his attorney, and/or agent in connection with this Section 12.


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            E. If at any time all or any part of any provision of this Section
12 shall be held to be invalid or unenforceable in any particular jurisdiction or circumstance, such provision shall be enforceable in all other jurisdictions or circumstances and the remaining provisions of this Section 12 and this Agreement shall nevertheless continue to be valid and enforceable to the fullest extent permitted by law as though any invalid or unenforceable provision had not been included herein.

            F. If the scope of any restriction contained in this Section 12 is too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by law and Employee hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding to enforce such restriction

      13. Paragraph Headings. The titles to the Sections of this Agreement are solely for the convenience of the parties and shall not be used to explain, modify, simplify, or aid in the interpretations of the provisions of this Agreement.

      14. Notices. All notices, demands and requests provided or permitted to be given pursuant to this Agreement, shall be given in writing, sent by certified mail, return receipt requested, and addressed as follows or to such other address so designated in the appropriate manner by the parties. All notices shall be deemed effective when mailed.

       COMPANY:          Young Broadcasting, Inc.
                         599 Lexington Avenue
                         New York, New York 10022

                         with a copy to:

                         Robert L. Winikoff, Esq.
                         Cooperman Levitt & Winikoff, P.C.
                         800 Third Avenue
                         New York, New York 10022


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

       EMPLOYEE:         Vincent J. Young
                         2 Meadowbrook Road
                         Katonah, New York 10536

      15. Assignment. The rights of each party under this Agreement are personal to that party and may not be assigned, delegated or transferred to any other person, firm, corporation, or other entity without the prior, express, and written consent of the other party, except that the Company may transfer its rights under this Agreement to any Affiliate or other entity which assumes, by contract or operation of law, the Company's rights under this Agreement.

      16. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York.

      17. Entire Agreement. This Agreement and Exhibits A, B, C, D, E and F shall constitute the entire agreement between the parties and any prior written or oral understanding or representation of any kind, or any oral communications shall not be binding upon either party except to the extent incorporated in this Agreement.

      18. Modification of Agreement. This Agreement can be modified only in writing and shall be binding only if executed with and under the same formality by the parties hereto or their duly authorized representatives.

      19. No Waiver. The failure of either party to this Agreement to insist upon the performance of any of the terms and conditions of this Agreement, or the waiver of any breach of any of the terms and conditions of this Agreement, shall not be construed as thereafter waiving any such terms and conditions, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.


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

      20. Effect of Partial Invalidity. The invalidity or unenforceability of any provision or covenant of this Agreement shall not be deemed to affect the validity or enforceability of any other provision or covenant. In the event that any provision or covenant of this Agreement is held invalid or unenforceable, the same shall be deemed automatically modified to the minimum extent necessary to make such provision or covenant enforceable and the parties agree that the remaining provisions shall be deemed to be and to remain in full force and effect.

      21. Counterparts. This Agreement may be executed in counterparts and all counterparts so executed shall constitute an agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

WITNESS:                                   YOUNG BROADCASTING, INC.


                                           By: /s/ James A. Morgan
---------------------------------              ---------------------------------
                                                                 James A. Morgan
                                                                 Exec. V.P./CFO

WITNESS:                                   VINCENT J. YOUNG


/s/ Maida [ILLEGIBLE]                      /s/ Vincent J. Young
---------------------------------          -------------------------------------
                                           Employee


                                       17
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         YOUNG BROADCASTING INC                       Exhibit A
Salary and Cash Incentive Compensation

                             Employee: Vincent Young

--------------------------------------------------------------------------------
              Period                                  Annual              Bonus
                                                   Base Salary            "AIP"
--------------------------------------------------------------------------------

January 1, 1998 to December 31, 1998                $862,500            $862,500

January 1, 1999 to December 31, 1999                $905,625            $905,625

January 1, 2000 to December 31, 2000                $950,906            $950,906

January 1, 2001 to December 31, 2001                $998,452            $998,452